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                                                                   Exhibit 23(c)


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 9, 1996 with respect to Trinity Industries, Inc. and May 10, 1996, (except Note 11 as to which the date is June 17, 1996) with respect to Transcisco Industries, Inc. included in the Proxy Statement of Transcisco Industries, Inc. that is made a part of the Registration Statement (Form S-4) of Trinity Industries, Inc. (Trinity) for the registration of shares of Trinity's common stock.


Dallas, Texas
July 15, 1996


                                                 /s/ Ernst & Young LLP